  As filed with the U.S. Securities and Exchange Commission on January 20, 1998

                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  -----------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  -----------

                                    NVR, INC.
            (Name of Primary Registrant as Specified in its Charter)

                                    Virginia
                            (State of Incorporation )

                                   54-1394360
                     (I.R.S. Employer Identification Number)

                                               State of                          I.R.S. Employer
Names of Additional Registrants              Incorporation                    Identification Number
-------------------------------              -------------                    ---------------------
 NVR Financial Services, Inc.                Pennsylvania                          25-1203734
        NVR Homes, Inc.                        Virginia                            25-1709930
           RVN, Inc.                           Delaware                            51-0378026
      NVR Fox Ridge, Inc.                      Tennessee                           62-1715049

                                    7601 Lewinsville Road, Suite 300
                                         McLean, Virginia 22102
                                             (703) 761-2000
                                (Address of Principal Executive Offices)
                                  *      *      *      *      *      *

            Agent for Service:                                                 With Copies to:
            -----------------                                                  --------------
           Mr. Dwight C. Schar                                            J. Warren Gorrell, Jr., Esq.
         Chief Executive Officer                                               Eve N. Howard, Esq.
                NVR, Inc.                                                    Hogan & Hartson L.L.P.
    7601 Lewinsville Road, Suite 300                                       555 Thirteenth Street, N.W.
         McLean, Virginia  22102                                          Washington, D.C.  20004-1109
             (703) 761-2000                                                      (202) 637-5600

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement and from time to time as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


                                                  CALCULATION OF REGISTRATION FEE
===========================================================================================================================
                                                                               Proposed maximum
                         Title of each class of                               aggregate offering      Amount of registration
                      securities to be registered                                 price (1)                    fee
---------------------------------------------------------------------------------------------------------------------------
   Debt Securities(2)...........................................               $400,000,000(3)               $118,000
   Debt Guarantees..............................................                     (4)                       (4)
===========================================================================================================================

(1) The proposed maximum offering price per unit has been omitted pursuant to Instruction II.D of Form S-3, and will be determined in connection with the issuance of the securities registered hereunder from time to time.
(2) An indeterminate number of debt securities, which may be issued and sold in one or more series from time to time, is being registered hereunder.
(3) In U.S. Dollars or the equivalent thereof in another currency based on the exchange rate at the time of sale.
(4) The additional registrants are registering guarantees of the payment and other obligations of the primary registrant under the Debt Securities being registered hereby. Under Rule 457(n), no registration fee is payable with respect to the guarantees.

                               EXPLANATORY NOTE

         This Registration Statement relates to securities that may be offered from time to time. This Registration Statement contains a form of basic prospectus relating to the Registrants, which will be used in connection with one or more offerings of securities. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY + +OFFERS TO BUY BE ACCEPTED BEFORE THE TIME THE REGISTRATION STATEMENT BECOMES +
+EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE       +
+SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE          +
+SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY+
+SUCH STATE.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                             Subject to Completion
                 Preliminary Prospectus Dated January 20, 1998

PROSPECTUS
[LOGO]

                                 $400,000,000

                                   NVR, INC.
                                DEBT SECURITIES

         NVR, Inc. ("NVR" or the "Company") may from time to time offer in one or more separate series unsecured, non-convertible debt securities ("Debt Securities") with an aggregate public offering price of up to $400,000,000 (or its equivalent in another currency based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities may be offered, separately or together, in amounts, at prices, with subsidiary guarantees and on other terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

         The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, covenants and initial public offering price.

         The Debt Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Debt Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Debt Securities.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        U.S. SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


               The date of this Prospectus is [         ], 1998.

                    WHERE TO OBTAIN ADDITIONAL INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC" or "Commission"). You may read and copy any document the Company has filed with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. The Company's SEC filings are available to the public from the SEC's world wide web site at http://www.sec.gov. You may obtain a copy of the Company's SEC filings at no cost by writing or telephoning the Company's Corporate Secretary at:

                  Corporate Secretary
                  NVR, Inc.
                  7601 Lewinsville Road, Suite 300
                  McLean, Virginia  22102
                  (703) 761-2000

         In addition, since the Company's Common Stock is listed on the American Stock Exchange, its SEC filings may be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

         The SEC allows the Company to "incorporate by reference" certain information it files with the SEC, which means that the Company may disclose important information in this Prospectus by referring the reader to the documents that contain the information. The information incorporated by reference is considered to be a part of this Prospectus, and later information filed with the SEC will update and supersede this information. The Company incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of Debt Securities covered by this Prospectus is completed:

         (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

         (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; and

         (3) the portions of the Company's Proxy Statement on Schedule 14A for the Annual Meeting of the Company's Shareholders held on May 6, 1997 that have been incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 relating to the Debt Securities offered by this Prospectus. This Prospectus is a part of the Registration Statement, but does not contain all of the information in the Registration Statement. For further information concerning the Company and the Debt Securities, reference is made to the Registration Statement and the exhibits filed with it, which may be examined at the locations listed in the first paragraph under this heading.

         Readers should rely only on the information provided or incorporated by reference in this Prospectus or in the applicable Prospectus Supplement. Readers should not assume that the information in the Prospectus and the applicable Prospectus Supplement is accurate as of any date other than the date on the front cover of the document.

         The Company is not making an offer to sell the Debt Securities in any state where an offer is not permitted.

                                  THE COMPANY

         The Company, formed in 1980 as NVHomes, Inc., is a holding company that currently operates, through its subsidiaries, in two business segments: (1) the construction and marketing of homes and (2) financial services, including a mortgage banking operation. Unless the context otherwise requires, references to "NVR" or the "Company" include its subsidiaries.

         NVR is one of the largest homebuilders in the United States and in the Washington, D.C. and Baltimore, Maryland metropolitan areas, where NVR derived approximately 72% of its 1996 homebuilding revenues. NVR's homebuilding operations construct and sell single-family detached homes, townhomes and condominium buildings in two distinct product lines, through two divisions: Ryan Homes and NVHomes. Ryan Homes builds moderately priced homes in 16 metropolitan areas located in Maryland, Virginia, Pennsylvania, New York, North Carolina, South Carolina, Ohio, New Jersey, Delaware and Tennessee, and markets its homes primarily to first-time buyers. NVHomes builds homes largely in the Washington, D.C. metropolitan area, and markets its homes primarily to move-up buyers.

         In addition to building and selling homes, NVR provides a number of mortgage-related services through its national mortgage banking operations, which operate in 14 states. NVR's mortgage banking operations provide financing to a substantial portion of NVR's homebuilding customers. NVR's mortgage banking business sells all of the mortgage loans it closes into the secondary markets, but it retains the servicing rights associated with a small portion of those loans. NVR's mortgage banking business generates revenues primarily from origination fees, gains on marketing of loans, title fees, and sales of servicing rights.

         The Company is a Virginia corporation. Its executive offices are located at 7601 Lewinsville Road, Suite 300, McLean, Virginia 22102 and its telephone number is (703) 761-2000.

                                THE GUARANTORS

         The following direct or indirect wholly owned subsidiaries of the Company are guarantors: NVR Financial Services, Inc., NVR Homes, Inc., RVN, Inc. and NVR Fox Ridge, Inc. (the "Guarantors"). If so provided in a Prospectus Supplement, each of the Guarantors would fully and unconditionally guarantee on a joint and several basis the Company's obligations under the Debt Securities being offered and sold, subject (a) to any subordination provisions described in the Prospectus Supplement, and (b) in the case of the guarantees generally, to such guarantee not constituting or resulting in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, in which case, the liability of the Guarantor under its guarantee will be reduced to the maximum amount, after giving effect to all other contingent and fixed liabilities of such Guarantor (which generally consists of indebtedness and other obligations of such Guarantor, including trade payables), permissible under applicable fraudulent conveyance or similar law.

                                USE OF PROCEEDS

         Unless otherwise indicated in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Debt Securities for general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

         The Company's ratio of earnings to fixed charges, and the ratio of earnings to fixed charges of its homebuilding operations, was as set forth below for each period indicated:



                                               Nine                                           Three       Nine
                                              Months                                          Months     Months      Year
                                              Ended             Year Ended Dec. 31,           Ended       Ended      Ended
                                             Sept. 30,     ----------------------------      Dec. 31,   Sept. 30,   Dec. 31,
                                               1997        1996        1995        1994      1993(1)     1993(1)    1992(1)
                                               ----        ----        ----        ----      -------     -------    -------
Homebuilding operations
(excluding the Company's mortgage
banking subsidiaries, limited
purpose financing operations, and
reorganization items)(2)....................   4.4         3.8         2.9         2.1         (3)          2.8       1.1

Total consolidated Company(4)...............   3.7         2.0         1.6         1.6         (5)        (5)(6)     (5)(6)

-----------------------------
         (1) Effective September 30, 1993, NVR L.P., which was a master limited partnership, was reorganized as NVR, Inc. under a plan of reorganization.

         (2) For purposes of computing the ratio of earnings to fixed charges of the Company's homebuilding segment, the segment's earnings have been calculated by adding its fixed charges to its pre-tax income from continuing operations. The homebuilding segment's fixed charges consist of its interest costs, whether expensed or capitalized, the interest component of rental expense and the amortization of debt issuance costs. Effective October 1, 1993, the Company discontinued the capitalization of interest costs into inventory.

         (3) Homebuilding earnings were insufficient to cover homebuilding fixed charges for the three months ended December 31, 1993 by $5.2 million. The ratio for the three months ended December 31, 1993 was adversely affected by a $9 million non-cash charge related to the "step-up" of inventory for fresh start accounting and reporting in accordance with AICPA Statement of Position 90-7.

         (4) For purposes of computing the Company's consolidated ratio of earnings to fixed charges, consolidated earnings have been calculated by adding fixed charges to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt issuance costs. Effective October 1, 1993, the Company discontinued the capitalization of interest costs into inventory.

         (5) Consolidated earnings were insufficient to cover fixed charges for the three months ended December 31, 1993, the nine months ended September 30, 1993 and the year ended December 31, 1992 by $9.1 million, $4.4 million and $5.4 million, respectively.

         (6) Reorganization costs related to the Company's bankruptcy proceedings totaled approximately $25 million and $14.3 million for the nine-month period ended September 30, 1993 and the year ended December 31, 1992, respectively.


                        DESCRIPTION OF DEBT SECURITIES

         The following discussion describes certain general provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which these general provisions may apply will be set forth in the indenture or supplemental indenture under which the particular Debt Securities are issued, and will be described in a Prospectus Supplement relating to such Debt Securities. A form of the Senior Indenture (as defined herein) and a form of the Subordinated Indenture (as defined herein) under which Debt Securities may be issued have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and can be examined at the locations listed above under "Where to Obtain Additional Information." All section references appearing in this Prospectus are to sections of each Indenture unless otherwise indicated, and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

General

         The Debt Securities will be nonconvertible, unsecured general obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued under separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939. The statements made under this heading relating to the Debt Securities and the Indentures are summaries of their anticipated provisions, do not purport to be complete and are qualified in their entirety by reference to the Indentures and Debt Securities themselves.

         The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company, as described below under "-- Ranking."

         A substantial portion of the Company's operations are conducted through subsidiaries. If so provided in a Prospectus Supplement, the Debt Securities will have the benefit of guarantees from the Guarantors, all of which are direct or indirect subsidiaries of the Company. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debt Securities or to make any funds available therefor, whether by dividends, loans or other payments, other than as expressly provided in a guarantee. The payment of dividends or the making of loans and advances to the Company by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, which, if material, would be disclosed in the applicable Prospectus Supplement. Moreover, such payments, loans and advances would be contingent upon the earnings of the subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon liquidation or recapitalization of the subsidiaries (and the consequent right of the holders of Debt Securities to participate in those assets) will be subject to the claims of the subsidiaries' creditors. In the event that the Company is recognized as a creditor of a subsidiary, the Company's claims would still be subject to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that of the Debt Securities, and would be dependent primarily upon the receipt of funds from its subsidiaries.

         Except as set forth in the applicable Indenture or in one or more supplemental indentures and described in an applicable Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or under authority granted by a resolution of the Board of Directors of the Company or as established in the applicable Indenture or in one or more supplemental indentures. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

         It is expected that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee will be a trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise provided in the Indenture or supplemental indenture, any action permitted to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

         The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation, the following:

         (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount payable upon declaration of acceleration of the maturity thereof;

         (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates are to be determined, at which such Debt Securities will bear interest, if any;

         (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which record dates may be determined, the persons to whom such interest will be payable, and the basis upon which interest is to be calculated if other than that of a 360-day year of twelve 30-day months;

         (7) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (8) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

         (9) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

         (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (11) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts are to be determined;

         (12) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

         (13) Whether such Debt Securities will be issued in certificate or book-entry form;

         (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (15) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

         (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

         (17) Whether and the extent to which such Debt Securities are guaranteed by the Guarantors and the form of any such Guarantee; and

         (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

         The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

         Except as set forth in the applicable Indenture or in one or more supplemental indentures, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

         If specified in the applicable Prospectus Supplement, the Company's obligations under the Debt Securities will be guaranteed by four of its subsidiaries, NVR Financial Services, Inc., NVR Homes, Inc., RVN, Inc. and NVR Fox Ridge, Inc. (the "Guarantors"). See "-- Guarantees" below.

         "Significant Subsidiary" means any Subsidiary that is a "significant subsidiary" (within the meaning of Regulation S-X promulgated by the SEC under the Securities Act of 1933) of the Company.

         "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Denomination, Interest, Registration and Transfer

         Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

         Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplements. At the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and
1002).

         Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof is to be given to the Holder of such Debt Security not less than ten days before to such Special

Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable Indenture or supplemental indenture (Section 307).

         Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

         Neither the Company nor any Trustee will be required to (1) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (2) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (3) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be repaid (Section 305).

Merger, Consolidation or Sale

         The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (1) either the Company is the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which has received the transfer of such assets expressly assumes payment of the principal of (and premium, if any) and interest on all of the outstanding Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or a Subsidiary at the time of such transaction, no Event of Default under the Indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, will have occurred and be continuing; and (3) an officer's certificate and legal opinion covering such conditions is to be delivered to each Trustee (Sections 801 and 803).

Certain Covenants

         Existence. Except as described above under "Merger, Consolidation or Sale," the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises, but the Company will not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of the Company's business and that its loss is not disadvantageous in any material respect to the Holders of the Debt Securities.

         Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value.

         Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent, (i) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; but the Company will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings (Section 1007).

Additional Covenants and/or Modifications to the Covenants Described Above

         Any additional covenants of the Company and/or modifications to the covenants described above with respect to any series of Debt Securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or supplemental indenture and described in the Prospectus Supplement relating thereto.

Guarantees

         In order to enable the Company to obtain more favorable interest rates and terms with respect to Debt Securities, payment of the principal of (and any premium) and interest on offered Debt Securities may (if so specified in the applicable Prospectus Supplement) be guaranteed jointly and severally by the Guarantors. Each guarantee will be an unsecured obligation of the Guarantor issuing the guarantee. The ranking of any guarantees of the Debt Securities and the terms of the subordination, if any, will be set forth in the applicable Prospectus Supplement.

         The Indenture will provide that, in the event of any guarantee of the Debt Securities by a Guarantor would constitute or result in a violation of any applicable fraudulent conveyance or similar law of any relevant jurisdiction, the liability of the Guarantor under such guarantee will be reduced to the maximum amount, after giving effect to all other contingent and other liabilities of such Guarantor permissible under the applicable fraudulent conveyance or similar law.

Events of Default, Notice and Waiver

         Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (1) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (2) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (3) default in making any sinking fund payment as required for any Debt Security of such series; (4) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (6) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary or either of their property; and (7) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

         If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). At any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, however, the Holders of not less than a majority in principal amount of the outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (1) the Company has deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (2) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section 502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (2) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby (Section 513).

         Each Trustee will be required to give notice to the Holders of the applicable Debt Securities within 90 days of a default under the applicable Indenture unless such default has been cured or waived; but the Trustee may withhold notice of any default (except a default in the payment of the principal of (or premium, if any) or interest on such Debt Securities or in the payment of any sinking fund installment in respect of such Debt Securities) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

         Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

         Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under such Indenture, unless such Holders offer to the Trustee reasonable security or indemnity (Section
602). The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. A Trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable Indenture that may involve such Trustee in personal liability or may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

         Within 180 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

Modification of the Indentures

         Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture that are affected by such modification or amendment; but no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (1) change the stated maturity of the principal of, or any installment of interest (or the premium, if any) on, any such Debt Security; (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or re-duce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest on any such Debt Security; (4) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (5) reduce the percentage of outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (6) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

         The Holders of not less than a majority in principal amount of the outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section 1010).

         Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (1) to evidence the succession of another person to the Company as obligor under such Indenture;
(2) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (3) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (4) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (5) to change or eliminate any provisions of an Indenture, if such change or elimination becomes effective only when there are no Debt Securities outstanding of any series created prior thereto that are entitled to the benefit of such provision; (6) to secure the Debt Securities;
(7) to establish the form or terms of Debt Securities of any series; (8) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee;
(9) to cure any ambiguity, defect or inconsistency in an Indenture, if such action does not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; (10) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, if such action does not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; or (11) to make any change that does not adversely affect the legal rights under an Indenture of any Holder of Debt Securities of any series issued thereunder (Section 901).

         Each Indenture will provide that in determining whether the Holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (1) the principal amount of an Original Issue Discount Security that is deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (2) the principal amount of any Debt Security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (1) above), (3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security under the applicable Indenture, and (4) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor are to be disregarded.

Ranking

         Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of (and premium, if any) and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (Sections 1601 and 1602 of the Subordinated Indenture), but the obligation of the Company to make payment of the principal (and premium, if any) and interest on such Subordinated Securities will not otherwise be affected (Section 1608 of the Subordinated Indenture). No payment of principal (or premium, if any) or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the Holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default (Section 1602 of the Subordinated Indenture). After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, Holders will be subrogated to the right of Holders of Senior Debt to the extent that distributions otherwise payable to Holders have been applied to the payment of Senior Debt (Section 1607 of the Subordinated Indenture). By reason of such subordination, in the event of a distribution of assets upon insolvency, certain general creditors of the Company may recover more, ratably, than Holders of Subordinated Securities.

         Senior Debt will be defined in the Subordinated Indenture as the principal of (and premium, if any) and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (1) indebtedness of the Company for money borrowed or represented by purchase-money obligations, (2) indebtedness of the Company evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, (3) obligations of the Company as lessee under leases of property either made as part of a sale and leaseback transaction to which the Company is a party or otherwise, (4) indebtedness of partnerships and joint ventures which is included in the consolidated financial statements of the Company, (5) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire, and (6) any binding commitment of the Company to fund a real estate investment or to fund an investment in an entity making a real estate investment, in each case other than (i) any such indebtedness, obligation or liability referred to in clauses (1) through (6) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks equally with the Subordinated Securities, (ii) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated, and (iii) the Subordinated Securities. As used in the preceding sentence, the term "purchase money obligations" is defined to mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument (whether or not secured by a lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased) issued or assumed as all or a part of the consideration for the acquisition of property, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

         If this Prospectus Supplement is being delivered in connection with a series of Subordinated Securities, the applicable Prospectus Supplement or the information incorporated herein by reference will contain the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

Discharge, Defeasance and Covenant Defeasance

         The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

         Each Indenture will provide that, if the provisions relating to defeasance and covenant defeasance are made applicable to the Debt Securities of or within any series, the Company may elect either (1) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (2) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as described in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (defined as described below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

         Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

         "Government Obligations" is defined to mean securities that are (1) direct obligations of the United States of America or the government that issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government that issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also includes a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, if (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101 of each Indenture).

         Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(1) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (1) a currency, currency unit or composite currency both by the government of the country that issued such currency and for the settlement of transactions by a central bank or other public institu-tions of or within the international banking community, (2) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (3) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

         In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of an Event of Default other than the Event of Default described in clause (4) above in the first paragraph under the caption "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (7) above in the first paragraph under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. The Company would remain liable, however, to make payment of such amounts due at the time of acceleration.

         The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

No Conversion Rights

         None of the Debt Securities will be convertible into or exchangeable for common stock or any other securities or property of the Company or any Subsidiary.

Redemption of Securities

         The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the prescribed redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

         From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the Redemption Price.

         Notice of any optional redemption by the Company of any Debt Securities is required to be given to Holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will be required to specify, among other items, the Redemption Price and the principal amount of the Debt Securities held by such Holder to be redeemed.

         If the Company elects to redeem Debt Securities, it will be required to notify the Trustee at least 45 days before the redemption date (or such shorter period as is satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If fewer than all the Debt Securities are to be redeemed, the Trustee is required to select the Debt Securities to be redeemed pro rata, by lot or in such manner as it deems fair and appropriate.

Global Securities

         The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") to be deposited with, or on behalf of, a depository identified in the applicable Prospec-tus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                             PLAN OF DISTRIBUTION

         The Company may sell the Debt Securities to or through underwriters, and also may sell them directly to other purchasers or through agents.

         The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of the Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions they receive from the Company, and any profit on the resale of the Debt Securities they realize may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

         Unless otherwise specified in the applicable Prospectus Supplement, each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an securities exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

         Under agreements the Company and the Guarantors may enter into, underwriters, dealers, and agents who participate in the distribution of the Debt Securities may be entitled to indemnification by the Company and the Guarantors against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company and the Guarantors in the ordinary course of business.

         If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Debt Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Debt Securities sold pursuant to Contracts will be neither less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Debt Securities covered by its Contracts may not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Debt Securities are being sold to underwriters, the Company must have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by Contracts.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the 1996 Annual Report on Form 10-K of the Company have been so incorporated in reliance on the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

         The reports of KPMG Peat Marwick LLP covering the consolidated financial statements of NVR, Inc. and NVR Financial Services, Inc. contain an explanatory paragraph as to the adoption, effective January 1, 1995, of the provisions of Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights."


                                  LEGAL MATTERS

         The legality of the securities covered by this Prospectus will be passed upon by Hogan & Hartson L.L.P., Washington, D.C., counsel to the Company and the Guarantors.

================================================================================

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with any offering to be made by the Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any security in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                --------------

                               TABLE OF CONTENTS

                                  PROSPECTUS

                                                                         Page
                                                                         ----
Where to Obtain Additional Information................................... 2
The Company.............................................................. 3
The Guarantors........................................................... 3
Use of Proceeds.......................................................... 3
Ratios of Earnings to Fixed Charges...................................... 4
Description of Debt Securities .......................................... 4
Plan of Distribution..................................................... 15
Experts.................................................................. 16
Legal Matters............................................................ 16

================================================================================

================================================================================


                                   NVR, Inc.


                                 $400,000,000

                               DEBT SECURITIES

                     -----------------------------------

                                PROSPECTUS

                     -----------------------------------



                            ___________ __, 1998





================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the various expenses in connection with the issuance and distribution of the Debt Securities, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.


         SEC registration fee..........................................$118,000
         Blue Sky fees and expenses.......................................3,000
         Printing and engraving expenses................................100,000
         Legal fees and expenses........................................150,000
         Accounting fees and expenses....................................50,000
         Miscellaneous...................................................34,000
                                                                         ------

           Total.......................................................$455,000
           =====                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Each director and officer of the Company is insured and indemnified against liability incurred by him or her in his or her capacity as an officer and/or director, pursuant to the following:

           (a) Articles 8 and 9 of the Company's Articles of Incorporation, entitled "Indemnification" and "Limitation of Liability of Officers and Directors," respectively, which are set forth in Exhibit 3.1 to this Registration Statement and are incorporated herein by reference; and

           (b) Sections 13.1-692.1, 13.1-697, 13.1-698, 13.1-702, 13.1-703 and
           13.1-704 of the Virginia Stock Corporation Act, which are set forth in Exhibit 99.1 to this Registration Statement and are incorporated herein by reference.

         Each director and officer of NVR Financial Services, Inc. is insured and indemnified against liability incurred by him or her in his or her capacity as an officer and/or director, pursuant to the following:

           (a) Section 3.15 of the Bylaws of NVR Financial Services, Inc., entitled "Indemnification of Directors, Officers and Licensees," which is set forth in Exhibit 3.6 to this Registration Statement and is incorporated herein by reference; and

           (b) Sections 1741 to 1749 of the of the Pennsylvania Business Corporation Law, which are set forth in Exhibit 99.2 to this Registration Statement and are incorporated herein by reference.

         Each director and officer of NVR Homes, Inc. is insured and indemnified against liability incurred by him or her in his or her capacity as an officer and/or director, pursuant to the following:

           (a) Articles 6 and 7 of the NVR Homes, Inc.'s Articles of Incorporation, entitled "Indemnification" and "Limitation of Liability of Officers and Directors," respectively, which are set forth in Exhibit 3.3 to this Registration Statement and are incorporated herein by reference; and

           (b) Sections 13.1-692.1, 13.1-697, 13.1-698, 13.1-702, 13.1-703 and
           13.1-704 of the Virginia Stock Corporation Act, which are set forth in Exhibit 99.1 to this Registration Statement and are incorporated herein by reference.

         Each director and officer of RVN, Inc. is insured and indemnified against liability incurred by him or her in his or her capacity as an officer and/or director, pursuant to the following:

           (a) Article Fifth of RVN Inc.'s Certificate of Incorporation, which is set forth in Exhibit 3.7 to this Registration Statement and is incorporated herein by reference;

           (b) Article VII of RVN Inc.'s Bylaws, entitled "Indemnification and Insurance," which is set forth in Exhibit 3.8 to this Registration Statement and is incorporated herein by this reference; and

           (c) Section 145 of the Delaware General Corporation Law, which is set forth in Exhibit 99.3 to this Registration Statement and is incorporated herein by reference.

         Each director and officer of NVR Fox Ridge, Inc. is insured and indemnified against liability incurred by him or her in his or her capacity as an officer and/or director, pursuant to the following:

           (a) Article Seventh of NVR Fox Ridge, Inc.'s Charter, which is set forth in Exhibit 3.9 to this Registration Statement and is incorporated herein by reference.

           (b) Sections 48-18-501 to 48-18-509 of the Tennessee Business Corporation Act, which are set forth in Exhibit 99.4 to this Registration Statement and are incorporated herein by reference.

ITEM 16. EXHIBITS

         The exhibits to this registration statement are listed in the Exhibits Index, which appears immediately after the signature page and is incorporated in this Item 16 by reference.

ITEM 17. UNDERTAKINGS

       (a) The undersigned registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by a registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of an annual report of a registrant pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (d) The undersigned registrants hereby undertake that:

       (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the dates indicated.

         REGISTRANT                                                             DATE
         ----------                                                             ----
         NVR, INC.

         By: /s/ Dwight C. Schar                                                January 19, 1998
             -------------------------------------------------
                  Dwight C. Schar
                  Chairman of the Board of Directors,
                  President and Chief Executive Officer

         NVR FINANCIAL SERVICES, INC.

         By: /s/ William J. Inman                             *                 January 19, 1998
             -------------------------------------------------
                  William J. Inman
                  President

         NVR HOMES, INC.

         By: /s/ Dwight C. Schar                                                January 19, 1998
             -------------------------------------------------
                  Dwight C. Schar
                  Chairman of the Board,
                  Chief Executive Officer and President

         RVN, INC.

         By:  /s/ William J. Inman                            *                 January 19, 1998
              ------------------------------------------------
                  William J. Inman
                  President

         NVR FOX RIDGE, INC.

         By: /s/ Dwight C. Schar                                                January 19, 1998
             -------------------------------------------------
                  Dwight C. Schar
                  Chairman of the Board

*  Pursuant to Power of Attorney.  See Exhibit 24.1.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                                                 CAPACITY                             DATE
---------                                                 --------                             ----
/s/ Dwight C. Schar                                       Chairman of the Board  of            January 19, 1998
-------------------------------------------------         Directors, President and
Dwight C. Schar                                           Chief Executive Officer
                                                          of the Company;
                                                          Director of NVR
                                                          Financial Services,
                                                          Inc.; Chairman of the
                                                          Board of Directors,
                                                          Chief Executive
                                                          Officer and President
                                                          of NVR Homes, Inc.;
                                                          Chairman of the Board
                                                          and Director of NVR
                                                          Fox Ridge, Inc.


/s/ C. Scott Bartlett, Jr.                       *        Director of the Company              January 19, 1998
-------------------------------------------------
C. Scott Bartlett, Jr.

/s/ Manuel H. Johnson                            *        Director of the Company              January 19, 1998
-------------------------------------------------
Manuel H. Johnson

/s/ William A. Moran                             *        Director of the Company              January 19, 1998
-------------------------------------------------
William A. Moran

/s/ Richard H. Norair, Sr.                       *        Director of the Company              January 19, 1998
-------------------------------------------------
Richard H. Norair, Sr.

/s/ David A. Preiser                             *        Director of the Company              January 19, 1998
-------------------------------------------------
David A. Preiser

/s/ George E. Slye                               *        Director of the Company              January 19, 1998
-------------------------------------------------
George E. Slye

/s/ John M. Toups                                *        Director of the Company              January 19, 1998
-------------------------------------------------
John M. Toups

/s/ Paul C. Saville                                       Senior Vice President,               January 19, 1998
Paul C. Saville                                           Chief Financial Officer
                                                          and Treasurer of the Company;
                                                          Director of NVR Financial
                                                          Services, Inc.; Senior Vice Presi-
                                                          dent Finance, Chief Financial
                                                          Officer, Treasurer and Director
                                                          of NVR Homes, Inc.; Vice Presi-
                                                          dent (Principal Financial Officer)
                                                          and Director of RVN, Inc; Direc-
                                                          tor of NVR Fox Ridge, Inc. (and
                                                          Principal Financial and Account-
                                                          ing Officer)


/s/ William J. Inman                             *        President and Director of NVR        January 19, 1998
-------------------------------------------------
William J. Inman                                          Financial Services, Inc.; Director
                                                          of NVR Homes, Inc.; Director of
                                                          NVR Fox Ridge, Inc.; President
                                                          of RVN, Inc.

/s/ Michael J. Cannizzo                          *        Director of NVR                      January 19, 1998
-------------------------------------------------         Financial Services, Inc.; Director
Michael J. Cannizzo                                       of NVR Homes, Inc.


/s/ Peter J. Fitzsimmons                         *        Treasurer of NVR                     January 19, 1998
-------------------------------------------------         Financial Services, Inc.
Peter J. Fitzsimmons

/s/ Thomas Ruck                                  *        Director of RVN, Inc.                January 19, 1998
-------------------------------------------------
Thomas Ruck

/s/ Frank Stagno                                 *        Director of RVN, Inc.                January 19, 1998
-------------------------------------------------
Frank Stagno

*  Pursuant to Power of Attorney.  See Exhibit 24.1.

                                 EXHIBITS INDEX


    EXHIBIT
    NUMBER                              DESCRIPTION
    ------                              -----------
      3.1        Restated Articles of Incorporation of NVR, Inc. (Incorporated
                 by reference to Exhibit 3.7 in NVR, Inc.'s 1993 Registration
                 Statement on Form S-1 (No. 33-63190) ("1993 Registration
                 Statement").)

      3.2 Bylaws of NVR, Inc. (Incorporated by reference to Exhibit 3.8 in NVR, Inc.'s 1993 Registration Statement.)

      3.3        Restated Articles of Incorporation of NVR Homes, Inc.
                 (Incorporated by reference to Exhibit 3.9 in NVR, Inc.'s 1993
                 Registration Statement.)

      3.4        Bylaws of NVR Homes, Inc. (Incorporated by reference to Exhibit
                 3.10 in NVR, Inc.'s 1993 Registration Statement.)

      3.5        Articles of Incorporation of NVR Financial Services, Inc.
                 (Incorporated by reference to Exhibit 3.5 and 3.11 in NVR, Inc.'s 1993 Registration Statement.)

      3.6 Bylaws of NVR Financial Services, Inc. (Incorporated by reference to Exhibit 3.6 in NVR, Inc.'s 1993 Registration
                 Statement.)

      3.7 Certificate of Incorporation of RVN, Inc. (Incorporated by reference to Exhibit 3.7 in NVR, Inc.'s Annual Report on From
                 10-K for the fiscal year ended December 31, 1996.)

      3.8 Bylaws of RVN, Inc. (Incorporated by reference to Exhibit 3.8 in NVR, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 1996.)

      3.9*       Charter of NVR Fox Ridge, Inc.

      3.10*      Bylaws of NVR Fox Ridge, Inc.

      4.1* Form of Senior Indenture among the Company, the Guarantors and the Trustee

      4.2* Form of Subordinate Indenture among the Company, the Guarantors and the Trustee

      5.1* Opinion of Hogan & Hartson regarding the validity of the securities being registered

     12.1*       Computation of Ratios of Earnings to Fixed Charges

     23.1*       Consent of KPMG Peat Marwick LLP (independent auditors)

     23.2* Consent of Hogan & Hartson (Included as part of its opinion filed as Exhibit 5.1.)

     24.1*       Powers of Attorney

     25.1**      Statement of Eligibility of Trustee on Form T-1

     99.1        Sections 13.1-692.1, 13.1-697, 13.1-698, 13.1-702, 13.1-703 and
                 13.1-704 of the Virginia Stock Corporation Act (Incorporated by reference to Exhibit 99.2 in the Company's June 13, 1997
                 Registration Statement on Form S-8 (No. 333-29241).)

     99.2*       Sections 1741 to 1749 of the of the Pennsylvania Business
                 Corporation Law

     99.3*       Section 145 of the Delaware General Corporation Law

     99.4*       Sections 48-18-501 to 48-18-509 of the Tennessee Business
                 Corporation Act

* Filed herewith.
** To be filed by amendment.